Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

March 8, 2017

Northwest Pipe Company Reports Improved Fourth Quarter and the Full Year 2016 Results and Announces Conference Call

Quarterly Highlights:

•

Water Transmission gross profit was $3.8 million, or 9.6% of segment net sales which was the highest margin percentage in nearly two years reflecting the Company’s increased focus on margin over volume. The Company realized gross margin percentages of 7.2% in the third quarter of 2016 and negative 19.2% in the fourth quarter of 2015

•	Water Transmission sales decreased to $39.2 million, down 4.6% from the previous quarter and up 1.3% from the fourth quarter of 2015
•

The Company completed the sale of its Denver, Colorado facility in the quarter for net proceeds of $13.9 million. An associated gain of $7.9 million was recognized on the sale, or approximately $4.9 million net of taxes (using a statutory tax rate)

•

The Company incurred $0.7 million, or $0.4 million net of taxes (using a statutory tax rate), in restructuring expenses in the quarter associated with the closure of the Denver, Colorado facility. This facility closure reduced the Company’s Water Transmission production capacity by 20%

•	Net income per diluted share improved to $0.60, compared to $0.08 in the third quarter of 2016 and a net loss of $1.43 in the fourth quarter of 2015

VANCOUVER, WA – 03/08/2017– Northwest Pipe Company (Nasdaq: NWPX) today announced its financial results for the quarter and year ended December 31, 2016. The Company will broadcast its fourth quarter and full year 2016 earnings conference call on Thursday, March 9, 2017, at 7:00 am PST.

Because the Company is in the process of exploring the sale of its remaining idle Tubular Products business, the discussion below is focused on the Water Transmission segment. The Company operated its Atchison, Kansas facility at reduced levels from April 2015 to January 2016, at which time the facility was idled to reduce operating expenses until market conditions improve or a sale is completed. All remaining previously manufactured tubular products inventory was sold by the second quarter of 2016.

Fourth Quarter 2016 Results

Water Transmission sales increased 1.3% to $39.2 million in the fourth quarter of 2016 from $38.7 million in the fourth quarter of 2015. The increase in net sales was the result of a 21% increase in average selling prices due to an improved overall bidding environment for water infrastructure projects, partially offset by a 17% reduction in production volume. Water Transmission gross profit was $3.8 million (9.6% of segment net sales) in the fourth quarter of 2016 compared to a gross loss of $7.4 million (negative 19.2% of segment net sales) in the fourth quarter of 2015. Water Transmission gross profit increased due to improved pricing.

Net income for the fourth quarter of 2016 was $5.8 million or $0.60 per diluted share compared to a net loss of $13.7 million or $1.43 per diluted share for the fourth quarter of 2015. Net income includes the pre-tax gain on the sale of the Denver facility of $7.9 million.

As of December 31, 2016, the backlog of orders in the Water Transmission segment was $66 million. This compared to a backlog of $116 million as of December 31, 2015 and $96 million as of September 30, 2016. The Company’s backlog includes confirmed orders, including the balance of projects in process, and projects for which we have been notified as being the successful bidder even though a binding agreement has not been executed.

Full Year 2016 Results

Water Transmission sales decreased 13.7% to $149.4 million in 2016 from $173.2 million in 2015. The decrease in net sales was due to a 27% decrease in average selling price per ton offset in part by a 19% increase in tons produced. The decrease in selling prices per ton was due in part to a 15% decrease in steel costs per ton coupled with increased competition and a change in product mix. Water Transmission gross profit decreased to a $0.3 million gross loss (negative 0.2% of segment net sales) in 2016 from $0.6 million gross profit (0.3% of segment net sales) in 2015. Water Transmission gross profit decreased in total and as a percent of sales due to the significant competition that we have experienced on our project bids, in combination with the mix of products produced.

The 2016 net loss was $9.3 million or $0.97 per diluted share, compared to $29.4 million or $3.07 per diluted share for 2015. Net income includes the pre-tax gain on the sale of the Denver, Colorado facility of $7.9 million and pre-tax restructuring expenses of $1.0 million. In 2015, net income includes the pre-tax charge of $5.3 million associated with the impairment of goodwill.

The Company generated $13.9 million in cash from the sale of the Denver, Colorado facility in 2016 and did not draw down on its line of credit at any point in the year.

Outlook

“We have continued to see improvement in the bidding environment in most of our regional markets. However, one of our major markets has been much slower to show improvement. As a result, first quarter revenues and margins will be lower versus the fourth quarter,” said Scott Montross, President and Chief Executive Officer of the Company. “Our focus on margin over volume as well as the closure of the Denver facility will result in backlog levels that are leaner than we have seen traditionally. However, the overall booked margins on projects awarded later in 2016 and to this point in 2017 are significantly improved from a year ago. Despite a weaker first quarter; we expect improved bidding volumes for the full year 2017. We also expect that the new administration’s focus on infrastructure spending will present substantial near and longer term opportunities.”

Conference Call

The Company will hold its 2016 earnings conference call at 7:00 am PST on Thursday, March 9, 2017. To listen to the live call, visit the Northwest Pipe Company website, www.nwpipe.com, under Investor Relations. For those unable to listen to the live call, the replay will be available approximately one hour after the event and will remain available until Monday, April 3, 2017 by dialing 1-888-562-6104 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company is the largest manufacturer of engineered steel pipe water systems in North America. With the Company’s strategically located Water Transmission manufacturing facilities, it is well-positioned to meet North America's growing needs for water and wastewater infrastructure. The Company serves a wide range of markets and their solutions-based products are a good fit for applications including water transmission, plant piping, tunnels and river crossings. The Company is headquartered in Vancouver, Washington and has manufacturing facilities across the United States and one manufacturing facility in Mexico.

Forward-Looking Statements

Statements in this press release by Scott Montross are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended that are based on current expectations, estimates and projections about our business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, price and volume of imported product, excess or shortage of production capacity, international trade policy and regulations, the results of our exploration of the sale of our remaining energy tubular products business, including our ability to identify and complete any transactions or other actions as a result of such efforts, our ability to identify and complete internal initiatives and/or acquisitions in order to grow our Water Transmission business and other risks discussed in our Annual Report on Form 10 K for the year ended December 31, 2016 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog as well as certain expenses net of tax. These non-GAAP measures are provided to better enable investors and others to assess our results and compare them with our competitors. These should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Robin Gantt

Senior Vice President, Chief Financial Officer and Corporate Secretary

(360) 397-6325

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NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Full Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net sales:
Water transmission	$39,179	$38,681	$149,387	$173,160
Tubular products	-	6,881	6,869	63,448
Total net sales	39,179	45,562	156,256	236,608

Cost of sales:
Water transmission	35,412	46,124	149,704	172,554
Tubular products	1,516	10,850	9,777	76,679
Total cost of sales	36,928	56,974	159,481	249,233

Gross profit (loss):
Water transmission	3,767	(7,443)	(317)	606
Tubular products	(1,516)	(3,969)	(2,908)	(13,231)
Total gross profit (loss)	2,251	(11,412)	(3,225)	(12,625)

Selling, general and administrative expense	4,583	5,104	17,178	22,303
Impairment of water transmission goodwill	-	-	-	5,282
Gain on sale of facility	(7,860)	-	(7,860)	-
Restructuring expenses	709	-	990	-

Operating income (loss)
Water transmission	9,590	(9,026)	1,049	(11,592)
Tubular products	(1,636)	(4,530)	(3,336)	(15,699)
Corporate	(3,135)	(2,960)	(11,246)	(12,919)
Operating income (loss)	4,819	(16,516)	(13,533)	(40,210)

Other income (expense)	(28)	6	23	88
Interest income	-	-	14	173
Interest expense	(152)	(492)	(523)	(1,390)
Income (loss) before income taxes	4,639	(17,002)	(14,019)	(41,339)
Income tax benefit	(1,195)	(3,309)	(4,756)	(11,951)
Net income (loss)	$5,834	$(13,693)	$(9,263)	$(29,388)

Basic income (loss) per share	$0.61	$(1.43)	$(0.97)	$(3.07)
Diluted income (loss) per share	$0.60	$(1.43)	$(0.97)	$(3.07)

Shares used in per share calculations
Basic	9,601	9,565	9,588	9,560
Diluted	9,680	9,565	9,588	9,560

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	December 31,	December 31,
	2016	2015
Assets:
Cash and cash equivalents	$21,829	$10,309
Trade and other receivables, net	25,555	27,567
Costs and estimated earnings in excess of billings on uncompleted contracts	43,663	42,592
Inventories	19,037	29,475
Other current assets	2,096	5,336
Total current assets	112,180	115,279
Property and equipment, net	118,101	131,848
Other assets	11,274	12,253
Total assets	$241,555	$259,380

Liabilities:
Current portion of capital lease obligations	$325	$340
Accounts payable	5,267	4,739
Accrued liabilities	10,925	15,971
Billings in excess of costs and estimated earnings on uncompleted contracts	2,038	520
Total current liabilities	18,555	21,570
Capital lease obligations, less current portion	602	718
Other long-term liabilities	13,185	19,532
Total liabilities	32,342	41,820

Stockholders' equity	209,213	217,560
Total liabilities and stockholders' equity	$241,555	$259,380